As filed with the Securities and Exchange Commission on March 18, 2010
Registration Statement No. 333-165374

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO. 1

CELLYNX GROUP, INC.
(Name of small business issuer in its charter)

Nevada	3663	95-4705831
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

25910 ACERO, SUITE 370
MISSION VIEJO, CALIFORNIA 92691
(949) 305-5290
(Address and telephone number of registrant's principal executive offices and principal place of business)

DANIEL R. ASH
25910 ACERO, SUITE 370
MISSION VIEJO, CALIFORNIA 92691
(949) 305-5290
(Name, Address and telephone number of agent for service)

It is respectfully requested that the Securities and Exchange Commission send copies of all notices, orders and communications to:

C. PARKINSON LLOYD
DURHAM JONES & PINEGAR, P.C.
111 EAST BROADWAY, SUITE 900
SALT LAKE CITY, UTAH 84111
(801) 415-3000

EXPLANATORY NOTE: This Pre-effective Amendment No. 1 is filed to provide Exhibit 5 which was to be filed by amendment.  Only Part II, Information Not Required in the Prospectus, is filed with this Amendment No. 1.

PART II.  Information Not Required in the Prospectus

Item 24. Indemnification of Directors and Officers

Our Bylaws authorize us to indemnify our officers and directors under certain circumstances.  We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company .  In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholder.  The estimated expenses of issuance and distribution are set forth below.

Registration Fees	$429
Transfer Agent Fees	2,000
Costs of Printing and Engraving	3,000
Legal Fees	15,000
Accounting Fees	15,000

Total Estimated Costs of Offering	$35,429

Item 26. Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities
The following information summarizes certain information for all securities we have sold during the past two fiscal years without registration under the Securities Act.

During the three months ended September 30, 2009, the Company issued 3,060,000 shares of the Company’s common stock for proceeds of $334,500.  The Company also issued 298,181 shares for services rendered to the Company valued at $45,599.

In December 2009 and January 2010, the Company conducted a private placement of units (the “Units”).  Each Unit consisted of 16,667 shares of the Company’s common stock, par value $0.9001 per share (the “Common Stock”) and a warrant (the “Warrant”) to purchase up to an additional 16,667 shares of Common Stock, with an exercise price of $0.20 per share.  The thirteen Selling Shareholders purchased Units in the Unit Offering.

This Prospectus, and the Registration Statement of which is a part, covers the resale by the selling shareholders of the shares of Common Stock, as well as shares underlying the Warrants, purchased in the Unit Offering.

The Unit Offering was made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder.

On January 8, 2010, the Company issued 280,112 shares of common stock for legal services valued at $67,227.

On January 15, 2010, the Company entered into a one year agreement with Seahawk Capital Partners, Inc. for consulting services.  The Company, will issue 1 million shares of Company restricted stock and 2 million warrants upon signing of agreement.  The Company agreed to issue an additional 50,000 shares of restricted Company stock per month until January 15, 2011.

Each of the issuances listed above were made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Item 27. Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Share Exchange Agreement by and among the Company, CelLynx-California and the CelLynx Owners dated January 3, 2008 (1)

2.2	Amendment Agreement to Share Exchange Agreement between the Company and CelLynx-California dated May 20, 2008 (2)

2.3	Waiver of Conditions Precedent (7)

3.1	Articles of Incorporation of CelLynx Group, Inc. (3)

3.2	Articles of Merger of CelLynx Group, Inc. (4)

3.3	Bylaws of CelLynx Group, Inc. (4)

3.4	Certificate of Designation of CelLynx Group, Inc. (5)

3.5	Articles of Merger of CelLynx Group, Inc. (8)

3.6	Certificate of Amendment to Articles of Incorporation of CelLynx Group, Inc. (9)

5	Opinion of Durham Jones & Pinegar, P.C.*

10.1	Form of Subscription Agreement dated July 23, 2008 (6)

10.2	Form of Warrant dated July 23, 2008 (6)

10.3	Master Global Marketing and Distribution Agreement between CelLynx and Dollardex Group Corp. dated July 22, 2008 (7)

10.4	Palomar Ventures III, LP Amended and Restated Subordinated Convertible Promissory Note dated November 10, 2007 (7)

10.5	Lease Agreement between CelLynx-California and CSS Properties, LLC dated February 21, 2008 (7)

10.6	CelLynx-California 2007 Stock Incentive Plan (7)

10.7	Amendment No. 1 to CelLynx-California 2007 Stock Incentive Plan (7)

10.8	Form of Lock-Up Agreement dated July 22, 2008 (7)

10.9	Norman W. Collins Offer Letter dated July 15, 2008 (7)

10.10	Kevin Pickard Consulting Agreement dated July 22, 2008 (7)

10.11	Convertible Promissory Note between CelLynx-California and Daniel Ash dated March 27, 2007 (7)

10.12	Convertible Promissory Note between CelLynx-California and Tareq Risheq dated March 27, 2007 (7)

10.13	Convertible Promissory Note between CelLynx-California and Daniel Ash dated October 25, 2007 (7)

10.14	Convertible Promissory Note between CelLynx-California and Tareq Risheq dated October 25, 2007 (7)

10.15	Incentive Stock Option Agreement between CelLynx-California and Daniel Ash dated October 1, 2007 (7)

10.16	Incentive Stock Option Agreement between CelLynx-California and Tareq Risheq dated October 1, 2007 (7)

10.17	Incentive Stock Option Agreement between CelLynx-California and Robert Legendre dated October 1, 2007 (7)

10.18	Non-Qualified Stock Option Agreement between CelLynx-California and Daniel Ash dated October 1, 2007 (7)

10.19	Non-Qualified Option Agreement between CelLynx-California and Tareq Risheq dated October 1, 2007 (7)

10.20	Non-Qualified Stock Option Agreement between CelLynx-California and Robert Legendre dated October 1, 2007 (7)

10.21	Non-Qualified Stock Option Agreement between CelLynx-California and Daniel Ash dated April 21, 2008 (7)

10.22	Non-Qualified Option Agreement between CelLynx-California and Tareq Risheq dated April 21, 2008 (7)

10.23	Non-Qualified Stock Option Agreement between CelLynx-California and Daniel Ash dated May 20, 2008 (7)

10.24	Non-Qualified Option Agreement between CelLynx-California and Tareq Risheq dated May 20, 2008 (7)

10.25	Non-Qualified Option Agreement between CelLynx-California and Norman Collins dated July 20, 2008 (7)

10.26	Stock Purchase Agreement between CelLynx-California and Norman Collins dated February 12, 2008 (7)

10.27	Lease Agreement between CelLynx and Dolphinshire, L.P. dated August 26, 2008 (11)

10.28	Securities Issuance Agreement executed on May 4, 2009 by and among the Registrant, Dollardex Group Corp. and the other parties listed therein (10)

16	Letter from Moore Stephens dated January 7, 2010 (12)

17.1	Letter of Resignation from John P. Thornton to the Board of Directors (7)

21.1	List of Subsidiaries (7)

23	Consent of Frazer Frost, LLP+

24	Power of Attorney (signature page)

__________________
* Filed Herewith. + Previously Filed

(1)	Filed on January 9, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(2)	Filed on May 27, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(3)	Filed as an exhibit to our Registration Statement on Form 10SB originally filed on August 26, 1999, as amended, an incorporated herein by reference.

(4)	Filed as an exhibit to our Quarterly Report on Form 10-QSB for the fiscal period ended September 30, 2003, and incorporated herein by reference.

(5)	Filed on July 15, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(6)	Filed on July 23, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(7)	Filed on July 30, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(8)	Filed on August 8, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(9)	Filed on November 21, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(10)	Filed on May 8, 2009, as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(11)	Filed on October 14, 2008, as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference.

(12)	Filed on January 7, 2010, as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.

Item 28. Undertakings

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To specify in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on March 18, 2010.

CELLYNX GROUP, INC.

Dated: March 18, 2010	By:	/s/ Daniel R. Ash Daniel R. Ash President, Chief Executive Officer and Chief Operating Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Daniel R. Ash	Director and Principal Executive Officer	March 18, 2010
Daniel R. Ash

/s/ Kevin Pickard	Consultant providing services commonly provided by a Chief	March 18, 2010
Kevin Pickard	Financial Officer, Principal Financial and Accounting Officer

/s/ Tareq Risheq	Director	March 18, 2010
Tareq Risheq

/s/ Donald A Wright	Chairman of the Board	March 18, 2010
Donald A Wright

/s/ Norman W. Collins	Director	March 18, 2010
Norman W. Collins

/s/ Dwayne Yaretz	Director	March 18, 2010
Dwayne Yaretz